Exhibit 10.3

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 20th day of August, 2004 by and among US Oncology, Inc., a Delaware corporation (together with its present and future subsidiaries, hereinafter referred to as the “Company”), US Oncology Holdings, Inc., a Delaware corporation (“Parent”), and [           ] (hereinafter referred to as the “Employee”).  In consideration of the mutual terms, conditions and covenants hereinafter set forth, the Company and the Employee agree to the following:

1.             Term and Renewal; Effectiveness.

Except as otherwise provided herein, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to remain in the employ of the Company, for a three (3) year period commencing at the Effective Time (the “Effective Time”), as such term is described in that certain Agreement and Plan of Merger dated as of March 20, 2004 made and entered into by and among  the Company, Parent and US Oncology, Inc. (the “Merger Agreement”).  Provided that this Agreement has not already been terminated, this Agreement shall automatically renew for successive one-year terms, unless at least thirty (30) days prior to the expiration of the initial or any renewal term the Company provides to the Employee written notice that the Company is not renewing this Agreement.  This Agreement shall become effective as of the Effective Time.  In the event that the Merger Agreement is terminated, this Agreement shall terminate and be null and void ab initio.

2.             Position and Duties.

The Employee, at the discretion of the Company’s Board of Directors (the “Board”), Chief Executive Officer of the Company or his designee, in accordance with the Company’s policies, shall perform such duties and services as assigned.  The reporting relationship of the Employee may from time to time be determined by the Board, Chief Executive Officer or his designee and shall not be construed as a loss of responsibility or a change of control.  The Employee shall not have the authority to enter into any contracts, agreements, undertakings or other arrangements on behalf of the Company except to the extent that he is authorized to do so by the Board, Chief Executive Officer or his designee.

The Employee shall, at all times, devote his full time and attention to the business and affairs of the Company, and shall use his best efforts to perform faithfully and efficiently such responsibilities.  The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that:

(i)            Such investments would not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement;

(ii)           Such investments are not in violation of any provision of Section 5 or Section 6 of this Agreement; and

(iii)          Such investments are not in violation of Company policies in effect from time to time.

The Employee shall not be required by the Company to relocate out of the Greater Houston metropolitan area.  Routine visits to the Company’s locations and other business travel in the ordinary course of the Company’s business shall not constitute relocation.

3.             Compensation and Benefits.

The Company shall provide the following compensation to the Employee for his services under this Agreement:

(a)           Base Salary.  The Company shall pay the Employee a base salary at an annual rate of $[             ] (including any greater amount as a result of future increases provided for herein, the “Base Salary”).  The Base Salary shall be payable in equal semi-monthly installments on the fifteenth and final days of each month during the term of this Agreement or pursuant to the standard payroll cycle of the Company in effect during this Agreement.  The Base Salary may not be decreased, but may be reviewed and increased by the Board or the compensation committee thereof, as circumstances dictate and in the sole discretion of the Board or the compensation committee thereof.

(b)           Annual Bonus.  The Employee shall be eligible for a bonus as determined by the Board or the compensation committee thereof.

(c)           Expense Reimbursement.  The Company shall reimburse the Employee for all business-related expenses incurred by the Employee in conducting authorized business activities on behalf of the Company; provided, however, that the Employee shall provide reasonably suitable receipts and other records of the expenses to be reimbursed.

(d)           Welfare Benefit Plans.  In accordance with, and subject to, the terms of the applicable plan documents, the Employee shall be eligible to participate in all welfare benefit plans of the Company as may be in effect from time to time.  The foregoing shall not, in any respect, require the Company to implement, continue or amend any plan.

(e)           Vacation Holidays.  The Employee shall be eligible for annual paid vacation, sick leave and holidays as the Company may, in its discretion, provide for the employees of the Company under the Company’s policies and programs, it being agreed that the foregoing shall not in any respect require the Company to continue or put into effect any plan, practice, policy or program.  The Employee shall have no right to receive pay in lieu of vacation, sick leave or holidays, and upon termination of the Employee’s employment pursuant to this Agreement, all unused vacation, sick leave or holidays shall be lost without any compensation to the Employee.

(f)            Equity Incentives.  Parent has adopted and its stockholders have approved Parent’s 2004 Equity Incentive Plan (the “2004 Equity Plan”).  Immediately after the Effective Time, Parent shall award the Employee [               ] shares of Restricted Stock pursuant to the 2004 Equity Plan.  The award of Restricted Stock shall be in the form attached to this Agreement.  The term “Restricted Stock” shall have the meaning given to it in the 2004 Equity

Plan.  The Employee agrees to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the shares of Restricted Stock to be awarded to the Employee.  Unless otherwise mutually agreed, Parent and the Employee agree that the value of the Restricted Stock (determined without regard to any lapse restriction, as defined in Treasury Regulations Section 1.83-3(i)) immediately after the Effective Time shall equal $[      ] per share of Restricted Stock.

(g)           Long-Term Cash Incentive.  Parent has adopted and the stockholders have approved Parent’s 2004 Long-Term Cash Incentive Plan (the “2004 Cash Plan”).  Immediately after the Effective Time, Parent shall award the Employee [          ] Units in the 2004 Cash Plan.  The award of the Units shall be in the form attached to this Agreement.  The term “Units” shall have the meaning given to it in the 2004 Cash Plan.

(h)           Withholding.  All compensation paid pursuant to this Agreement shall be subject to any and all applicable payroll and withholding deductions required by the law of any jurisdiction, with taxing authority with respect thereto.

4.             Termination.

(a)           Termination Events.  This Agreement, and the employment relationship between the Employee and the Company, shall terminate upon the occurrence of any of the following:

(i)            the death of the Employee;

(ii)           the disability of the Employee, whether due to illness, injury, accident or other condition of either a physical or psychological nature, which creates an impairment (despite reasonable accommodation) that renders the Employee mentally or physically incapable of performing the essential duties and services required of the Employee hereunder for a period of at least 180 days during any period of 365 days;

(iii)          the Company provides the Employee with written notice that the Company is terminating his employment other than for Cause (as defined below);

(iv)          the expiration of the sixtieth (60th) day after the Employee provides the Company with written notice that he is terminating his employment other than for Good Reason (as defined below);

(v)           the expiration of the stated term of this Agreement, as it may from time to time be extended;

(vi)          the Company’s written notice to the Employee of the Company’s termination of Employee’s employment for Cause.  “Cause” shall mean a written determination by the Board of the occurrence of any of the following events:

(A)          the conviction of the Employee, whether or not appeal be taken, of any misdemeanor or felony crime involving personal dishonesty, moral turpitude or willfully violent conduct;

(B)           the embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company, or other material dishonesty involving the Company or any affiliate of the Company;

(C)           gross business misconduct by the Employee;

(D)          gross malfeasance by the Employee in the conduct of his duties;

(E)           breach of Section 5 or Section 6 of this Agreement, provided the Company has given the Employee written notice thereof and the Employee has not ceased any continuing breach and cured, to the extent practicable, any such breach within 5 days following receipt of the Company’s notice; or

(F)           any other breach of this Agreement, provided the Company has given the Employee written notice thereof and the Employee has not ceased any continuing breach and cured, to the extent practicable, any such breach within 30 days following receipt of the Company’s notice; or

(vii)         the Employee’s written notice to the Company of the Employee’s termination of his employment for Good Reason.  “Good Reason” shall mean (i) the Company’s breach of any provision of this Agreement, provided the Employee has given the Company written notice of such breach and the Company has not ceased any continuing breach and cured, to the extent practicable, any such breach within 30 days following receipt of the Employee’s written notice of such breach, and (ii) at any time subsequent to a Change of Control, the Company assigns to the Employee any duties materially inconsistent with the Employee’s positions, duties, responsibilities and status with the Company immediately prior to such Change of Control or the Company changes the Employee’s reporting responsibilities, titles or offices as in effect immediately prior to such Change of Control.  “Change of Control” has the meaning given to such term in the 2004 Equity Incentive Plan.

(b)           Effect of Termination; Termination Pay and Benefits.

(i)            If this Agreement is terminated under Section 4(a)(i), Section 4(a)(ii), Section 4(a)(iii), Section 4(a)(v) or Section 4(a)(vii):

(A)          in addition to any termination pay, the Company shall pay to the Employee any accrued and unpaid Base Salary through the date of termination of employment, any earned but unpaid bonus, and a prorated bonus for the period beginning immediately after the end of the last period for which the Employee has earned a bonus and ending with the date of termination of his employment, basing such prorated bonus on the bonus earned by the Employee for the full year prior to the year in which the termination occurs; and

(B)           as termination pay, the Company shall pay the Employee the Base Salary in effect for the year in which the termination occurs, plus the bonus earned by the Employee for the full year prior to the year in which the termination occurs, for the longer of (i) twelve (12) months after the termination occurs or (ii) the remaining term of this Agreement.  The bonus shall be prorated for any period of less than one year.  Termination pay shall be payable to the Employee in equal semi-monthly installments on the fifteenth and final days of each month or pursuant to the standard payroll cycle of the Company; and

(C)           if Employee is fifty (50) or more years of age at the time his employment terminates and Employee has worked for the Company for five (5) or more years prior to his termination, then the Employee and eligible dependents at the time of the termination shall be permitted, in addition to any other benefits, to participate in the Company’s group health plans at the Employee’s expense in an amount not to exceed the applicable group rate payable by the Company or its employees (“Group Rate”), until the Employee is eligible for Medicare; provided, however, that if the Company ceases to maintain in effect any group medical plan during the coverage period or if the Employee no longer qualifies as a participant in the Company’s group medical plan the Company will make available to the Employee an equivalent individual policy of comparable coverage, the premiums of which shall be payable by the Employee in an amount up to the Group Rate in effect at the time the Company ceases to maintain any group medical plan or the Employee no longer qualifies as a participant in the Company’s group medical plan, with the Company paying any premiums in excess of the Group Rate.

(ii)           If this Agreement is terminated under Section 4(a)(iv) or Section 4(a)(vi), then the Company shall pay to the Employee any accrued and unpaid Base Salary through the date of termination of employment and any earned but unpaid bonus.  The Employee shall not be entitled to any termination pay or other additional compensation.

(c)           Survival of Provisions Following Termination.  Notwithstanding any termination of this Agreement, Sections 3 through 10 of this Agreement, and the rights and obligations created therein, shall survive without limitation.

5.             Confidentiality.

(a)           Confidential and Proprietary Information.  The Company’s business profitability and good will are directly dependent upon the confidential development, implementation and use of various marketing and purchasing strategies, management and operating techniques, designs and systems and other matters of a similar proprietary nature. Such activities necessarily include, without limitation, reviewing financial data, presentation or sales materials, materials regarding the Company’s affiliated physician groups, materials regarding the Company’s products and lists or other compilations of information concerning aspects of the Company’s business and existing and prospective clients, and the business, operations and affairs of the Company’s existing and prospective clients  All such information is proprietary in nature, and the Company strives to keep such information confidential (hereinafter collectively referred to as the Company’s “Confidential and Proprietary Information”).

To enhance the Employee’s work performance and abilities, the Company is providing Employee Confidential and Proprietary Information contemporaneous with the execution of this Agreement and agrees to continue to provide the Employee with access to, and the right to use, its Confidential and Proprietary Information during the term of this Agreement.  The Employee acknowledges that such information is, and must be treated as, confidential.  The Employee further acknowledges that access to, and knowledge of, the Company’s Confidential and Proprietary Information will give him a competitive advantage in any future endeavors.

(b)           Confidentiality Maintained.  The Employee is or will be employed in a position which is directly involved in the development and conduct of the Company’s business, and in such capacity the Employee will be provided access to and will gain knowledge of the Company’s Confidential and Proprietary Information. The Employee shall both during and after his employment by the Company preserve, protect and hold in strictest confidence the Company’s Confidential and Proprietary Information.  The Employee will at all times, during and after the term of this Agreement, strictly observe and comply with the terms of any confidentiality or similar agreements between the Company and its clients.

(c)           No Use of Information.  The Employee shall not, either during or after his employment with the Company, use for himself or disclose to or use for any other persons, directly or indirectly, any of the Company’s Confidential and Proprietary Information, except in carrying out his duties and responsibilities as a director, officer or employee of the Company or as such disclosure or use is expressly authorized by the Company in writing.

(d)           Non-Removal of Records.  All Confidential and Proprietary Information and all files, reports, computer discs, tapes, cards or other computer records, materials, designs, records, documents, notes, memoranda, specifications, equipment and other items, and any originals or copies thereof, relating to the business of the Company which the Employee either provided, prepares himself, uses, or otherwise acquires during his employment with the Company, are and shall remain the sole and exclusive property of the Company, and no such items (to the extent they exist or are recorded in any tangible form) shall be removed from the Company’s premises without the prior consent of the Company or in accordance with the Company’s policies, and all such items shall be immediately returned to the Company upon termination of the Employee’s employment with the Company.

(e)           Exceptions.

(i)            The restrictions contained in this Section 5 shall not apply to any information that is or becomes generally available to and known by the public (other than as a result of unpermitted disclosure directly or indirectly by the Employee or his affiliates, advisors or representatives).

(ii)           It shall not be a breach or violation of the Employee’s covenants under Section 5 if a disclosure is made pursuant to a court order, a valid administrative subpoena or a lawful request for information  by an administrative or regulatory agency. The Employee shall give the Company prompt notice of any such court order, subpoena or request for information.

6.             Non-Competition and Non-Solicitation.

(a)           Consideration Acknowledged.  The Employee acknowledges that his employment with the Company has been, and will continue to be, special, unique and of an extraordinary character and that, in connection with such employment, he has acquired, acquires, and will continue to acquire, special skills and training.  The Employee further acknowledges that the covenants contained in this Section 6 are an essential part of his engagement by the Company and that, but for his agreement to comply with such covenants, the Company would not have entered into this Agreement.  Finally, the Employee acknowledges that in consideration of the Company’s agreement to provide him the Confidential and Proprietary Information contemporaneous with the execution of this Agreement and during the term of this Agreement and to allow Employee to use such Confidential and Proprietary Information in accordance with the terms of this Agreement, Employee agrees to the covenants contained in this Section 6 and that this Confidential and Proprietary Information provides him a competitive advantage against the Company.

(b)           Employee Covenants.  The Employee covenants, and agrees, that he shall not, while employed by the Company and for a period of one (1) year after the termination of his employment with the Company:

(i)            Directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (a) hire, attempt to hire, contact or solicit with respect to hiring any employee of the Company or (b) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company and with whom the Employee had contact, directly or indirectly, or about whom the Employee had knowledge; or

(ii)           Directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away any existing or prospective customers, clients, affiliated physician groups or affiliated physicians of the Company who were such during his employment with the Company; or

(iii)          Act or serve in a capacity similar to the Employee’s position with the Company, directly or indirectly, as principal, agent, independent contractor, consultant, director, officer, employee, employer or advisor or in any other position or capacity with or for, or acquire a direct or indirect ownership interest in or otherwise conduct (whether as stockholder, partner, investor, joint venturer or as owner of any other type of interest) any business, undertaking or entity that conducts a business similar to the Business (as hereinafter defined) or provides or sells a service which is the same or substantially similar to, or otherwise competitive with, the services provided by the Business within the United States of America.  “Business” shall mean (i) management and administration of the non-medical aspects of oncology and diagnostic radiology practices, including, without limitation, oncology pharmaceutical management, cancer research and development services, and outpatient cancer center development and management, (ii) operation and management of a clinical research or site management organization focusing on oncology or diagnostic radiology, (iii) any Internet or technology based applications focusing on oncology or diagnostic radiology or (iv) any business or undertaking substantially similar to any of the foregoing.

(c)           Anti-Disparagement.  The Employee shall not, either during or after the termination of the Employee’s employment with the Company, make any public or private remark or comments that are intended to be, or could reasonably be construed as, disparaging of Parent or the Company, or their respective directors, officers, products, business, or services.  Likewise, Parent and the Company shall not, either during or after the termination of the Employee’s employment with the Company, make any public or private remark or comments that are intended to be, or could reasonably be construed as, disparaging of the Employee.

(d)           Limitation on Scope.  Should any portion of this Section 6 be deemed unenforceable because of the scope, duration or territory encompassed by the undertakings of the Employee hereunder, and only in such event, then the parties consent and agree to such limitation of scope, duration or territory as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

7.             Remedies and Dispute Resolution.

With respect to each and every breach or violation or threatened breach or violation by the Employee of Section 5 or Section 6 of this Agreement, the Company may in addition to all other remedies available to it, file a lawsuit or otherwise apply to any court of competent jurisdiction for entry of an immediate order enjoining or restraining the Employee from engaging in any such breach of violation or threatened breach or violation by the Employee.

With the exception of the Company’s right to seek injunctive relief in a judicial forum for any breach or violation or threatened breach or violation by the Employee of Section 5 or Section 6 of this Agreement, all disputes between the Employee and the Company that arise out of concern, or are based, in whole or in part, upon any provision of this Agreement shall be resolved through binding arbitration conducted under the Employment Arbitration Procedures of the American Arbitration Association.  The parties shall bear their own costs in any such arbitration proceeding; provided, however, that the Company shall reimburse the Employee for the Employee’s legal costs, including attorneys’ fees, incurred in such arbitration proceeding if the Employee substantially prevails in such arbitration proceeding.

8.             Severability.

The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portion thereof, but rather shall cause this Agreement to first be construed in all respects as if such invalid or unenforceable provisions, or portions thereof, were modified to terms which are valid and enforceable and provide the greatest protection to the Company’s business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

9.             No Assignment.

(a)           Employee.  This Agreement is personal and without the prior written consent of the Company shall not be assignable by the Employee.

(b)           Company and Parent.  This Agreement is personal and without the prior written consent of the Employee shall not be assignable by the Company or Parent.

10.          Miscellaneous.

(a)           Governing Law; Captions; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to a party or by registered or certified mail, return receipt requested, postage prepaid, to a party at the following address:

If to the Employee:

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

If to the Company or Parent:

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

Attn:  Chief Executive Officer

or to such other address as any party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually delivered to the addressee or when delivered to the address specified in accordance with the terms of this Agreement.

(c)           Entire Agreement.  This Agreement contains the entire understanding of the Company, Parent and the Employee with respect to the subject matter hereof and supersedes and completely replaces any earlier agreement, written or oral, with regard thereto, including that certain Employment Agreement dated [                     ] by and between US Oncology, Inc. (the “Previous Employment Agreement”).  Notwithstanding the preceding sentence, this Agreement incorporates and supplements [Sections 5 and 6] of the Previous Employment Agreement; provided, however, to the extent this Agreement contradicts or conflicts with these incorporated provisions, this Agreement will control.

(d)           Delinquent Payments.  Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of the Employee’s demand therefor shall thereafter be deemed delinquent, and the Company shall pay to the Employee immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employee has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

US ONCOLOGY, INC.

By:
[ ]

US ONCOLOGY HOLDINGS, INC.

By:
[ ]

EMPLOYEE

[ ]

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